Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is executed on 27 Oct. 2021 with an effective date of November 1, 2021 (the “Effective Date”), by and between Pyxus International, Inc., a Virginia corporation (“Pyxus” or the “Company”), and Flavia Landsberg (“Executive”). The Company and Executive are the “Parties” and each is a “Party.”
Executive is being hired initially as Vice President as of the Effective Date. Immediately following the Company’s filing of the Company’s Form 10-Q for the quarterly period ended September 30, 2021 with the Securities and Exchange Commission, Executive will be named the Company’s Executive Vice President and Chief Financial Officer, and
The Parties wish to memorialize their agreement concerning Executive’s position, compensation, responsibilities, and obligations,
The Parties agree:
1.Employment, Position, and Responsibilities. During the term of this Agreement (as defined in Section 2), Executive shall be employed by Pyxus with the title and position of Vice President and subsequently will be employed with the title and position of Executive Vice President and Chief Financial Officer effective immediately following the filing of the Company’s 10-Q for the quarterly period ended September 30, 2021. Executive agrees to perform and discharge those duties consistent with Executive’s position or such other positions as Executive may hold and as may be assigned to Executive by Pyxus’ Chief Executive Officer (“CEO”), to the Company’s reasonable satisfaction. Nothing in this Agreement shall limit the reasonable expansion or change of Executive’s duties. Executive will devote Executive’s full professional and business-related time, skills, and best efforts to those duties. Executive also agrees to comply with all of Pyxus’ policies, standards, and Code of Business Conduct, as they may be modified by Pyxus from time to time, and to follow the instructions and directives promulgated by the CEO.
2.Term. The initial term of this Agreement shall begin on the Effective Date and shall continue until the three-year anniversary of the Effective Date (“Initial Term”). Thereafter, this Agreement shall automatically renew for additional one-year periods (each a “Renewal Term”) unless: (a) earlier terminated or amended as provided in this Agreement; or (b) either Party gives written notice of non-renewal at least 90 days before the end of the Initial Term or any Renewal Term of this Agreement. The Initial Term and all Renewal Terms are the “Term.”
3.Base Salary and Signing Bonus and Equity Award.
3.1Base Salary. Executive’s annual salary (“Base Salary”) shall initially be $440,000.00. Executive will be paid on Pyxus standard pay dates and in accordance with Pyxus standard pay practices, less all statutory and required withholdings. Executive’s compensation will be reviewed by the Company at least annually, and may be subject to periodic adjustment, which may occur without written amendment of this Agreement.
3.2Signing Bonus. The Company will pay Executive a signing bonus of $126,000.00 in three equal installments of $42,000.00 each, less all statutory and required withholdings. The first installment shall be paid on the first regular payroll date following the Effective Date, the second installment shall be paid on the first regular payroll date in the month of following the first anniversary of the Effective Date, and the third installment shall be paid on the first regular payroll date in the month of following the second anniversary of the Effective Date. Executive must be employed by Pyxus on the payment date to receive the Signing Bonus installment payable on such payment date. If Executive’s employment ends for any reason before the payment date for an installment, no payment of such installment and any future installments will be made, and Executive forfeits any right to that installment or any portion of it and forfeits the right to any future installments. If Executive’s employment ends at any time in the 12-month period following the payment of a Signing Bonus installment, Executive must repay to Company a pro-rata portion of the installment based on the portion of the annual period elapsed from the date of such installment payment. For example, if Executive is employed for six months after the payment date of an installment and then resigns, Executive must repay $21,000.00 (less withheld taxes and deductions) to the Company.
3.3Equity Award. Executive shall be awarded 100,000 Restricted Stock Units and 100,000 Performance Share Units at Target, subject to the terms, conditions, and provisions of the grant agreements for Restricted Stock Units and Performance Share Units.
4.Annual Incentive Plan and 2022 Bonus. Executive shall be a participant in the Pyxus Annual Incentive Plan (the “AIP”) with a target incentive opportunity of 75% of Base Salary subject to the terms and conditions of the AIP. Any payment under the AIP will be in accordance with the rules of the AIP, which are subject to change from time to time, and is subject to the approval of the Pyxus Compensation Committee in its sole discretion. Executive will receive a bonus in the amount of $100,000 under the AIP for fiscal year 2022, subject to achieving performance metrics provided by the Company’s CEO and approval by the Pyxus Compensation Committee.
5.Employee Benefits.
5.1General Employee Benefits. Subject to the right of Pyxus to amend, modify, or terminate such benefits and plans, Executive is eligible for the standard health, medical, dental, long-term disability, life insurance, accidental death and dismemberment, and other insurance coverages, paid time off, and holiday pay, and other benefits and plans that Pyxus provides to similarly-situated employees. Such benefits shall be offered to Executive on the same terms and conditions as other similarly-situated employees.
5.2Paid Time Off. Executive shall receive compensated leave according to the terms and conditions of the Company’s Compensated Leave Policy, as it may be amended from time to time. In addition, Executive shall have 20 days of Paid Time Off available for use as of the Effective Date until the end of fiscal year 2022 and will receive 20 day of Paid Time Off each fiscal year thereafter until the Agreement is terminated.
5.3Reimbursement of Business Expenses. Executive shall be entitled to reimbursement for reasonable and customary business expenses incurred while employed by Pyxus in accordance with the Company’s Global Travel and Entertainment Expense policy. To the extent required by Section 409A of the Internal Revenue Code (the “Code”), the expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in another calendar year, nor will Executive’s right to reimbursement be subject to liquidation or exchange for another benefit. Reimbursement of eligible expenses shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
6.Termination of Employment. Executive’s employment may be terminated at any time as provided in this Section.
6.1Termination by Pyxus for Cause. Pyxus may terminate Executive’s employment immediately for any of the following causes: (A) a material violation of this Agreement by Executive; (B) Executive is convicted of or enters a plea of nolo contendere to a felony or misdemeanor involving moral turpitude; (C) substance abuse which the Company determines in good faith adversely affects Executive’s ability to perform Executive’s duties; (D) Executive engages in gross neglect or gross misconduct in carrying out Executive’s duties under this Agreement, resulting in material harm to the financial condition or reputation of Pyxus; (E) Executive engages in any act of dishonesty or theft, fraud, embezzlement, or unauthorized use of Pyxus’ property ; (F)

Executive usurps or diverts any business opportunity of Pyxus for Executive’s personal benefit; (G) Executive refuses to comply with lawful directives of the Company, including any knowing failure to cooperate in any internal investigation authorized by the Company’s Board of Directors or any committee thereof; or (H) Executive violates Pyxus’ rules, policies, or Code of Business Conduct or otherwise demonstrates unacceptable or disruptive behavior which Pyxus determines in good faith adversely affects Executive’s ability to perform Executive’s duties or results in material harm to the financial condition or reputation of Pyxus. In addition, (I) Pyxus may also terminate Executive’s employment due to Executive’s failure to perform Executive’s duties in a satisfactory matter, as determined by Pyxus in good faith. However, Pyxus shall first give Executive written notice of the failure to perform duties in a satisfactory manner and a 30-day period to cure before termination of employment. No cure provision shall be provided for Cause reasons (A) through (H), above. A termination by Pyxus under this Section 6.1 is a termination for “Cause.” A termination for Cause shall be effective immediately or at such other time as Pyxus may determine. If Pyxus terminates Executive’s employment for Cause, Executive shall be entitled only to the payments and benefits set forth in Section 6.4.
6.2Termination by Executive Except for Good Reason. Except under circumstances constituting Good Reason as defined in Section 6.5.2, if Executive resigns, abandons employment, fails to show up for work as required, or otherwise terminates employment with Pyxus, Executive shall be entitled only to the payments and benefits set forth in Section 6.4.
6.3Death or Disability. Executive’s employment shall terminate immediately in the event of Executive's Disability or death. “Disability” shall mean either (i) physical, mental, or emotional disability entitling Executive to long-term disability benefits under Pyxus’ long-term disability plan, if any; or (ii) the good faith determination by the Company that Executive has failed to or has been unable to perform, with or without reasonable accommodation, the essential functions of Executive’s duties as the result of any incapacity for a period of more than 90 days, whether or not consecutive, during any 12-month period. If Executive’s employment ends due to death or Disability, Executive, or Executive’s estate, as the case may be, shall be entitled only to the payments and benefits in Section 6.4.
6.4Payments Due upon Termination under Sections 6.1, 6.2, or 6.3.
If Executive’s employment with Pyxus is terminated pursuant to Sections 6.1, 6.2, or 6.3 Executive (or Executive’s estate if the termination is due to Executive’s death) shall be entitled only to the following payments and benefits, which shall be paid in the normal course of business following Executive’s termination, less all statutory and required withholdings: (A) any earned but unpaid Base Salary through the date of the termination; and (B) any other or additional benefits then due and payable in accordance with applicable plans or programs of Pyxus, subject to the terms and conditions of such plans or programs.
6.5Termination by Pyxus without Cause; Termination by Executive for Good Reason.
6.5.1Pyxus may terminate Executive’s employment pursuant to this Agreement for any reason other than Cause, death, or Disability (“without Cause”) at any time upon written notice to Executive. If Executive’s employment is terminated by Pyxus without Cause, Executive is entitled only to the payments and benefits provided in Section 6.6 of this Agreement. A termination without Cause shall be effective as of the date specified by Pyxus in a written notice to Executive.
6.5.2If Executive terminates Executive’s employment with Pyxus for Good Reason, Executive is entitled only to the payments and benefits provided in Section 6.6 of this Agreement. “Good Reason” shall mean only that (i) Executive resigns because (A) Executive’s Base Salary has been reduced more than 15% unless the reduction is part of, and at the same percentage as, an across-the-board salary reduction for Pyxus’ senior management; or (B) Pyxus has materially breached this Agreement. Resignation from employment by

Executive for Good Reason shall be effective only after 30 days’ written notice to Pyxus setting forth in reasonable detail the specific conduct of Pyxus that Executive asserts constitutes Good Reason for Executive to terminate her employment hereunder. A termination of employment by Executive for Good Reason shall not be effective or deemed to be for Good Reason if Pyxus substantially corrects the circumstances identified in the written notice within 30 days after receipt of the notice. Executive acknowledges and agrees Executive will not have Good Reason to terminate Executive’s employment with Pyxus should Executive be offered substantially equivalent continued employment with any successor corporation, spin-off company, subsidiary, affiliated company or other entity which agrees to assume Pyxus’ obligations under this Agreement.
6.6Payments Due upon Termination by Pyxus without Cause, or by Executive for Good Reason. During the Term of this Agreement, if Pyxus terminates Executive’s employment without Cause or if Executive resigns for Good Reason (each, a “Separation from Service”), Executive shall be entitled only to the following payments and benefits, which shall be paid in the normal course of business following Executive’s termination, less all statutory and required withholdings: (A) any earned but unpaid Base Salary through the date of the termination; (B) Severance Pay pursuant to the terms and conditions of Section 7 of this Agreement; and (C) any other or additional benefits then due and payable in accordance with applicable plans or programs of Pyxus, subject to the terms and conditions of such plans or programs.
7.Severance Pay. Provided Executive adheres to and does not breach the covenants, promises and obligations imposed by this Section and Sections 8, 9, and 10 of this Agreement, Pyxus will provide Executive with the following:
7.1Severance Pay. An amount equal to 1/2 Executive’s Base Salary (six months’ of Base Salary), as in effect on the date of termination of Executive’s employment. Such severance pay shall be payable in six equal consecutive monthly installments payable in accordance with Pyxus’ customary payroll periods, less all statutory and required withholdings, beginning in the month following Executive’s Separation from Service. Until the Irrevocable Release Date set out in Section 7.2, such monthly payments shall accrue, but shall not be paid, with any accrued payments being paid on the first monthly pay date that coincides with or immediately follows the Irrevocable Release Date. Notwithstanding the foregoing, if the Irrevocable Release Date will fall in the calendar year following Executive’s Separation from Service if Executive does not return the Release until the end of the Release Period, then the first monthly pay date shall not occur earlier than the calendar year following Executive’s Separation from Service. Subject to the requirements of Section 7.3, payments, if any, will not start later than 90 days following Executive’s Separation from Service.
7.2No Further Liability; Release a Condition to Payment. Payments made and performance by Pyxus in accordance with Section 6.6 or Section 7 of this Agreement shall operate to fully discharge and release Pyxus and its directors, officers, employees, subsidiaries, affiliates, successors, assigns, benefit plans, agents and representatives from any further obligation or liability with respect to Executive’s rights under this Agreement. Pyxus expressly conditions the payment of any severance pay and benefits or other amounts pursuant to Section 7 (“Severance Pay”) and the payment of amounts under Section 6.6 upon (i) the delivery by Executive to Pyxus of a fully executed general release and waiver of legal claims in a form satisfactory to Pyxus (the “Release”) by the end of the Release Period that Executive has not revoked before the Irrevocable Release Date, and (ii) Executive’s compliance with the obligation of Sections 8, 9, and 10 of this Agreement. The “Irrevocable Release Date” is the first date as of which Executive’s legal right to revoke the Release has expired, which in no event shall be later than the 90th day following Executive’s Separation from Service. If Executive fails to provide Pyxus with the Release by the end of the Release Period or revokes the Release, Executive shall forfeit all Severance Pay and shall forfeit any payments due under Section 6.6 or Section 7. The “Release

Period” shall begin upon Executive’s Separation from Service and shall end on the 46th day following Executive’s Separation from Service.
7.3Internal Revenue Code Section 409A Provisions. Payments to be made under this Section 7 are designated and shall at all times be treated as a series of separate payments and not a single payment. To the maximum extent permitted under Internal Revenue Code Section 409A (“Section 409A”), the severance payments are intended to qualify as short-term deferrals meeting the requirements of Treasury Regulations Section 1.409A-1(b)(4) and as involuntary severance payments meeting the limits of Treasury Regulation Section 1.409A-1(b)(9)(iii), and this Agreement shall be construed in accordance with such intent. The Parties agree any payment of deferred compensation that is subject to Section 409A and that is due upon a Separation from Service cannot commence until the lapse of six months after such Separation from Service (or death of the Executive, if earlier), to the extent that the Executive is determined to be a “specified employee” (as that term is defined in Section 409A) and a six-month delay is required under Section 409A. Any payment or portion thereof that must be delayed pursuant to this “specified employee” rule shall be paid in the seventh month following Executive’s Separation from Service.
8.Return of Property. Immediately upon the termination of Executive’s employment, for whatever reason or during employment whenever requested by Pyxus, Executive will return to Pyxus all of Pyxus’ property in Executive’s possession or control, including all documents, keys, office supplies, and computer and office equipment. Executive acknowledges that as a result of Executive’s employment with Pyxus, Executive may come into the possession and control of tangible Confidential Information, as that term is defined in this Agreement, belonging to Pyxus, including proprietary documents, files, plans, computer programs and records, or other proprietary material. Immediately upon the termination of Executive’s employment with Pyxus for whatever reason or during such employment whenever requested by Pyxus, Executive shall return to Pyxus all such Confidential Information, and shall not retain any such Confidential Information or any copies or other recordings of such materials in whatever form.
9.Confidentiality; Non-disparagement. Except as necessary for the purpose of performing Executive’s obligations under this Agreement or pursuant to written authorization from Pyxus, or as required by law, Executive shall hold in confidence and shall not: (a) reveal, report, publish, disclose or transfer Confidential Information to any person or entity; (b) use any Confidential Information for any purpose other than for the benefit of Pyxus; or (c) assist any person or entity other than Pyxus to secure any benefit from the Confidential Information.
9.1“Confidential Information” shall mean any confidential or proprietary information of the Company or its affiliates that has been disclosed or revealed to Executive or has been obtained, developed, or known by Executive in connection with, as a consequence of, or through the performance of, Executive’s services for the Company, including but not limited to know-how, trade secrets, software, disks, plans, designs, processes, formulas, manufacturing techniques, discoveries, inventions and ideas, product specifications, machinery, drawings, photographs, equipment, devices, tools and apparatus, sales and marketing data and plans, pricing and cost information, contract and proposal information, customer and supplier information, hiring and personnel information, financial information, and any other technical or business information which the Company or its affiliates have disclosed or revealed to Executive, or which have been obtained, developed, or known by Executive, as a consequence of, or through the performance of, Executive’s services for the Company, or in connection with Executive’s services or any other activities for the Company. The Parties agree “Confidential Information” does not include any information that is or (through no wrongful or unauthorized action or inaction by Executive) becomes generally available to the public.
9.2Executive agrees that before responding to any valid subpoena, court order or other legal process which would require disclosure of Confidential Information encompassed by this paragraph, Executive shall give the Company prior written notice of the subpoena, court order or other legal process in sufficient time to afford the Company a reasonable opportunity to challenge the subpoena, court order or other legal process.

9.3Executive understands and agrees that Executive’s obligations with respect to Confidential Information are continuing obligations and that any breach of these obligations may result in immediate termination of employment. Executive’s obligations under this Section 9 shall survive the termination of Executive’s employment for any reason for a period of five years after such termination with respect to Confidential Information that does not rise to the level of trade secrets under applicable law, and for so long as such Confidential Information is a trade secret under applicable law (or for the maximum duration provided under such law) to the extent such Confidential Information rises to the level of a trade secret under applicable law.
9.4Executive is notified that pursuant to the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Additionally, Executive understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
9.5While employed by the Company and thereafter, Executive agrees never to disparage, malign or impugn the Company or any of its officers, directors, employees and affiliates; provided, however, that nothing herein shall prohibit Executive from providing truthful testimony or from initiating, participating in or cooperating with an investigation or proceeding conducted by any local, state or federal governmental agency. In addition, nothing herein shall be construed to waive or limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission.
10.Inventions, Ideas, and Other Intellectual Developments. Executive agrees to disclose promptly to Pyxus, or as directed by Pyxus, all discoveries, improvements, inventions, works of authorship, and other intellectual property conceived or made by Executive alone or with others during the Term that result from or relate to any services provided by Executive in connection with Executive’s employment with Pyxus (collectively, “Inventions”). Executive acknowledges and agrees that all rights, including all patent, copyright, trademark, trade secret and other intellectual property rights with respect to Inventions that (i) were created using property, equipment, supplies, facilities or Confidential Information of Pyxus; or (ii) were created during the hours for which Executive is to be or was compensated by Pyxus; or (iii) originated with the business of Pyxus or its actual or demonstrably anticipated research and development; or (iv) result, in whole or in part, from work performed by Executive for Pyxus (in each case, whether or not disclosed to Pyxus) shall belong to Pyxus, or its assigns.  Executive hereby assigns to Pyxus any rights Executive may have or acquire in Inventions, including without limitation (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention and (b) all rights in any continued prosecution applications or requests for continued examination of counterparts thereof and all continuations, divisions and continuations-in-parts thereof, and all supplementary protection certificates, extensions, reissues, re-examinations and patents issuing therefrom in the U.S. and non-U.S. jurisdictions relating to such Inventions. Executive acknowledges that copyrightable works prepared by Executive within the scope of this Agreement are “works made for hire” under the Copyright Act and that Pyxus will be considered the author of these works. Executive further agrees, both during and after the term of this Agreement, as to all such Inventions to assist Pyxus in every reasonable and proper way (but at Pyxus’ expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in all countries, and to that end Executive will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as Pyxus may desire, together with any assignments thereof to Pyxus or persons designated by it. Executive shall not knowingly infringe on any third party’s intellectual property rights in the performance of Executive’s services under this Agreement.

10.1Executive further agrees as to all such Inventions to assist Pyxus in every proper way (at Pyxus’ expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in all countries, and to that end Executive will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as Pyxus may desire, together with any assignments thereof to Pyxus or persons designated by it. Executive’s obligation to assist Pyxus in obtaining and enforcing patents, copyrights or other rights for such Inventions in all counties shall continue beyond the termination of Executive’s employment, but Pyxus shall compensate Executive at a reasonable rate after such termination for time actually spent by Executive at Pyxus’ request on such assistance, unless such time is necessitated by a breach by Executive of any of Executive’s obligations in this Agreement. In the event that Pyxus is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to such Inventions and improvements (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints Pyxus and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by Executive. In the event that Pyxus executes any document as attorney-in-fact on behalf of Executive, Pyxus will take reasonable steps to notify Executive of such execution as soon as possible after such execution. Executive further expressly acknowledges and agrees that the foregoing power of attorney is coupled with an interest and is irrevocable.
10.2To the extent that Executive has any right of attribution or integrity in or to any specific portion of the Inventions under the laws of the United States of America (including, but not limited to, Section 106A of the Copyright Act) or any foreign country, Executive hereby waives: (i) any right to prevent the distortion, mutilation, modification or destruction of the applicable Invention, and (ii) any right to require that Executive’s name be used in association with that specific portion of the Invention or with any work based thereon. The waiver specified by this Section 10.2 shall be for the benefit of Pyxus and shall survive the expiration or termination of Executive’s employment with Pyxus or this Agreement for any reason.
11.Non-Competition. During the Executive’s employment and for a period of six (6) months thereafter, unless Executive has obtained the prior written approval of the Board, Executive shall not in the geographic location of the United States, either (i) directly or indirectly, as an employee, consultant or otherwise, perform, for or on behalf of a Competing Business (as defined below), services that are the same as, or substantially similar to, the services that Executive performed for the Company or (ii) become employed as the Chief Executive Officer, Chief Financial Officer, President or Vice President (or any similar position) of a Competing Business, “Competing Business” shall mean soliciting, pursuing, obtaining, making or performing a contract or agreement for the purchase of products or services that are the same as, substantially similar to, or otherwise competitive with Pyxus’s products or services, which contract or agreement would (i) replace, substitute for, take the place of, supersede, supplement, eliminate, reduce, diminish, alter, compete against or adversely affect in any way an existing or prospective contract or agreement between Pyxus and any of its Customers or Prospective Customers, and/or (ii) provide for the purchase of new products or services that are the same as, substantially similar to, or otherwise competitive with Pyxus’s products or services. Nothing in this Agreement shall be construed to prevent Executive from, or require Pyxus’s consent to: (i) investing personal assets in businesses that do not compete with Pyxus in such form or manner that will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which Executive’s participation is solely that of an investor; (ii) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of Pyxus.

12.Non-Solicitation. During the Executive’s employment with Pyxus and for the six (6) month period thereafter following the termination of Executive’s employment with Pyxus for any reason, Executive shall not, whether for Executive’s own account or for the account of a third party or other person or entity, hire, employ, solicit, endeavor to entice away from Pyxus or its subsidiaries and affiliates, or otherwise interfere with the relationship of Pyxus with, any employee or contractor who is employed by or under contract with Pyxus or its subsidiaries and affiliates.
13.Litigation Support. During the Executive’s employment with Pyxus and for a period of two years following termination of Executive’s employment with Pyxus for any reason, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration, or mediation, in each case whether initiated by or against the Company (“Proceeding”), Executive will fully cooperate with the Company and its counsel in the evaluation, pursuit, contest, or defense of the Proceeding and provide such testimony and access to books and records as may be reasonably necessary in connection therewith. The Company agrees reasonably to accommodate Executive’s schedule and to reimburse Executive for Executive’s out-of-pocket expenses and actual lost wages and other compensation related to or resulting from such cooperation.
14.Right to Enter into this Agreement. Executive represents to the Company that Executive: (a) has provided the Company true, correct and complete copies of any agreement to which Executive is subject containing non-competition, non-solicitation or similar restrictions or covenants in favor of any prior employer or other party; and (b) is free to enter into this Agreement and be employed by the Company in accordance with the terms of this Agreement without breaching or violating any such prior agreements.
15.Notices. Any notice by either Party to the other shall be given in writing by personal delivery or by electronic mail transmission or by facsimile transmission or by nationally recognized air courier, charges prepaid. Any notice to Executive or to Pyxus shall be sent to the address indicated as follows:

If to Pyxus:	Pyxus International, Inc.
8001 Aerial Center Parkway
P.O. Box 2009
Morrisville, NC 27560
Attention: Chief Legal Officer
Email: woquinn@pyxus.com

Executive:	Flavia Landsberg
15 Claremont Road
Scarsdale, NY 10583
Email: flavialandsberg@yahoo.com

Each Party may designate by notice to the other Party any other address to which notices shall be sent. A notice shall be deemed given at the time of personal delivery, when sent by electronic mail transmission, facsimile transmission, or at the time of confirmed delivery by a nationally recognized air courier.
16.Entire Agreement; Amendment. This Agreement contains the entire agreement of the Parties and supersedes any prior written or oral agreements between the Parties with respect to its subject matter. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both Parties.
17.Severability; Waiver. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited. The waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.
18.Survivorship. The respective rights and obligations of the Parties, including under Sections 7, 8, 9, and 10 shall survive any termination of Executive’s employment or this Agreement to the extent necessary to the intended preservation of such rights and obligations.
19.Assignment; Binding Effect. Executive may not assign or transfer Executive’s rights or delegate Executive’s duties, responsibilities, or obligations under this Agreement to any person, firm, or corporation without the prior written consent of Pyxus, except Executive’s rights to compensation and benefits, which may be transferred only by will or upon Executive’s death. This Agreement and all of Pyxus’ rights and obligations under this Agreement may be assigned, delegated, or transferred by Pyxus to any affiliate or subsidiary of Pyxus or to any business entity which at any time by merger, consolidation, or otherwise acquires all or substantially all of the assets of Pyxus or to which Pyxus transfers all or substantially all of its assets. This Agreement shall inure to the benefit of and shall be binding upon the Parties and any successors to or assigns of Pyxus.
20.Remedies. In addition to whatever other rights and remedies Pyxus may have at equity or in law for any breach of this Agreement, if Executive breaches any of the provisions contained in Sections 8, 9, or 10 of this Agreement, Pyxus (i) shall have the right to immediately terminate all payments and benefits due under this Agreement, including, but not limited to Severance Pay, and (ii) shall have the right to seek injunctive relief from an appropriate court to protect its Confidential Information and legitimate business interests. Executive acknowledges that a breach of Section 8, 9, or 10 this Agreement would cause irreparable injury and that money damages would not provide an adequate remedy for Pyxus.
21.Governing Law. This Agreement shall be governed and construed in accordance with the laws of North Carolina. The Parties agree the appropriate and convenient forum and venue for any disputes between any of the Parties arising out of this Agreement shall be the state and federal courts located in Wake County, North Carolina and each of the Parties irrevocably consents and submits to the personal jurisdiction of any such court and waives any objection to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in Wake County, North Carolina, including any claims relating to the alleged inconvenience of such forum. Executive also agrees that the Company has the right to bring a legal action against Executive in a state or federal court that has jurisdiction over Executive. The foregoing shall not limit the rights of any Party to obtain execution of judgment in any other jurisdiction.
22.Headings; Counterparts. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single document.
23.Taxes. Pyxus does not represent or guarantee any particular federal or state income, payroll or other tax treatment will result from this Agreement or the compensation or benefits payable pursuant to this Agreement. Executive is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which Executive is liable as a result of this Agreement and the compensation or benefits payable pursuant to this Agreement.
24.Compliance with Section 409A. The Parties intend that compensation and benefits payable pursuant to this Agreement shall not be included in income for federal, state or local income tax purposes until they are actually paid or delivered. Accordingly, this Agreement shall be interpreted and administered consistently with the requirements of Section 409A, as amended or supplanted from time to time, and current and future guidance thereunder.
The Parties have executed this Agreement on the date indicated on its first page.

PYXUS INTERNATIONAL By: /s/ Laura Jones Title: SVP Human Resources	EXECUTIVE /s/ Flavia Landsberg Flavia Landsberg